Exhibit 99.1
April 30, 2013

Raptor Pharmaceutical's PROCYSBI™ Receives FDA Approval for the Treatment of
Nephropathic Cystinosis

U.S. commercial launch anticipated by end of Q2 2013
FDA approval triggers $25 million payment to Raptor under loan agreement with HealthCare Royalty Partners
Raptor to conduct conference call and webcast on April 30, 2013, 4:30 p.m. EDT

NOVATO, Calif., April 30, 2013 /PRNewswire/ -- Raptor Pharmaceutical Corp. ("Raptor" or the "Company") (Nasdaq: RPTP), today announced that the U.S. Food and Drug Administration (FDA) has approved PROCYSBI™ (cysteamine bitartrate) delayed release capsules for the treatment of nephropathic cystinosis in adults and children 6 years and older. In a Phase 3 study, PROCYSBI showed consistent cystine depletion over the full 12-hour dosing period. Sustained levels of cysteamine have not historically been achieved in the majority of patients in this population. Studies have shown that sustained cystine depletion in patients may significantly delay disease progression, including kidney dysfunction, dialysis, kidney transplant, organ failure and premature death.

"PROCYSBI's approval advances Raptor closer to its goal of becoming an integrated, commercial-stage biopharmaceutical company. It is especially gratifying for us that patients and caregivers in the cystinosis community now have a long-anticipated treatment available to them," said Christopher M. Starr, Ph.D., CEO and co-founder of Raptor. "PROCYSBI is the result of a decade-long patient- and physician-initiated effort to improve the treatment and lives of cystinosis patients. We are very grateful to have worked together on the development, manufacturing and regulatory submission of this important treatment for the cystinosis community."

PROCYSBI is the culmination of early research funded by the patient advocacy group Cystinosis Research Foundation. The FDA approval of PROCYSBI was based on a New Drug Application (NDA) comprising data from six clinical trials, including a multi-center randomized, active-controlled Phase 3 trial of 43 patients with nephropathic cystinosis and extension data from that trial. The most commonly reported adverse reactions were vomiting, abdominal pain, discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. Clinical studies are ongoing in children less than six years of age to evaluate for the first time the safety and efficacy of PROCYSBI. Over ninety percent of the cystinosis population is six years or older.

"Sustaining appropriate levels of cysteamine in the body is the key to maintaining organ function and lowering the likelihood of kidney transplantation. Most patients don't take their cystinosis medication consistently as a result of severe stomach side effects and a burdensome dosing schedule," said Craig Langman, M.D., The Isaac A. Abt, MD Professor of Kidney Diseases Feinberg School of Medicine and Head of Kidney Diseases at Ann & Robert H. Lurie Children's Hospital of Chicago. "In addition to providing sustained control of cystine levels, PROCYSBI's dosing schedule and side effect profile may help patients stay the course with their treatment. The fact that 40 of 41 patients from the Phase 3 trial elected to enroll in the extension study and have been followed for two years now demonstrates their motivation to be on PROCYSBI therapy."

Physicians can now prescribe PROCYSBI by calling RaptorCares at 1-855-888-4004. RaptorCares provides individualized services to help patients access PROCYSBI through education, support, extensive case management and a commitment to the principle that no eligible U.S. patient with nephropathic cystinosis will be denied access to PROCYSBI based on inability to pay. Raptor intends to begin shipping PROCYSBI within 6-8 weeks.

The FDA approval of PROCYSBI triggers the second of two $25 million payments to Raptor under the terms of the HealthCare Royalty Partners (HC Royalty) $50 million loan agreement. The loans mature on December 31, 2019, bear interest at an annual fixed rate of 10.75%, and a Synthetic Royalty® variable rate, tiered down, based on a percentage of future PROCYSBI sales. Raptor signed the loan agreement with HC Royalty in December 2012 and received the first $25 million payment upon closing.  The loan is interest-only for the first two years.

Conference Call
Raptor has scheduled an investor conference call and webcast to discuss the FDA approval of PROCYSBI at 4:30 p.m. EDT (1:30 p.m. PDT) today, April 30, 2013. Individuals interested in participating in the call may do so by dialing 888-539-3678 for domestic callers or 719-325-2315 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-203-1112 for domestic callers, or 719-457-0820 for international callers, and entering reservation code 3352728. The live conference call will also be available in the Investor Relations section of the company's website at www.raptorpharma.com. A recording of the call will be available on the company's website for 14 days following the completion of the call.

About Nephropathic Cystinosis
Nephropathic cystinosis comprises 95% of cystinosis, a rare, life-threatening metabolic lysosomal storage disorder that causes toxic accumulation of cystine in all cells, tissues, and organs in the body. Elevated cystine leads to progressive, irreversible tissue damage and multi-organ failure, including kidney failure, blindness, muscle wasting and premature death. Nephropathic cystinosis is usually diagnosed in infancy and requires lifelong therapy. Left untreated, the disease is usually fatal by the end of the first decade of life. There are an estimated 500 patients living in the U.S. with cystinosis, and 2,000 worldwide. Cystine depletion is the primary treatment strategy for nephropathic cystinosis. However, poor adherence to therapy has been a major challenge resulting in poor sustained control of cystine levels, and patients consequently experience poor clinical outcomes, including kidney insufficiency leading to dialysis and kidney transplantation, muscle wasting and in some cases, premature death. Even brief interruptions in daily therapy can permit toxic accumulation of cystine, exposing tissues to renewed, progressive deterioration.

Additional Important Safety Information About PROCYSBI
•	PROCYSBI is contraindicated in patients with hypersensitivity to penicillamine.
•	Patients should be monitored for development of skin or bone lesions and dosage of PROCYSBI reduced upon occurrence.
•	If a severe skin rash develops such as erythema multiforme bullosa or toxic epidermal necrolysis, PROCYSBI should be discontinued.
•	Cysteamine has been associated with gastrointestinal ulceration and bleeding.
•
Central Nervous System (CNS) symptoms such as seizures, lethargy, somnolence, depression, and encephalopathy have been associated with immediate-release cysteamine. Patients should exercise caution in driving a car or engaging in other hazardous activities after taking PROCYSBI.

•	Cysteamine has been associated with reversible leukopenia and abnormal liver function studies. Therefore, blood counts and liver function tests should be monitored.
•
Benign intracranial hypertension (or pseudotumor cerebri PTC) and/or papilledema has been associated with immediate release cysteamine bitartrate treatment. Physicians should monitor for signs and symptoms of PTC.

•	Breastfeeding is not recommended for nursing mothers taking PROCYSBI.

Please see the full prescribing information at www.raptorpharma.com.

About Raptor Pharmaceuticals
Raptor Pharmaceutical Corp. is a biopharmaceutical company focused on developing and commercializing life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company's first product candidate, PROCYSBI™ (cysteamine bitartrate) delayed-release capsules, has been approved by the FDA and is currently being reviewed by the European Medicines Agency as a potential new treatment for nephropathic cystinosis, a rare metabolic lysosomal storage disease. Raptor's pipeline also includes RP103 in a Phase 2/3 trial for Huntington's disease and a Phase 2 trial in non-alcoholic fatty liver disease (NAFLD) in children. More information is available at www.RaptorPharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to statements that Raptor will be able to successfully and timely launch PROCYSBI for nephropathic cystinosis and that PROCYSBI™ will prove effective for the treatment of nephropathic cystinosis. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's transition report for the four months ended December 31, 2012 on Form 10-KT filed with the SEC on March 14, 2013, which is available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

SOURCE Raptor Pharmaceutical Corp.
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